Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports Second Quarter 2023 Results;

Updates Full Year 2023 Outlook; Declares Quarterly Cash Dividend; and Announces Newly

Signed Master Lease Agreement with AT&T

Boca Raton, Florida, July 31, 2023 (BUSINESS NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended June 30, 2023.

Highlights of the second quarter include:

•	Net income of $202.0 million or $1.87 per share

•	AFFO per share of $3.24

•	Site leasing revenue of $626.1 million, representing a 7.9% growth over the prior year period

•	Increased full year 2023 outlook for Site Leasing Revenue, Tower Cash Flow, Adjusted EBITDA, and AFFO

In addition, the Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.85 per share of the Company’s Class A Common Stock. The distribution is payable September 20, 2023 to the shareholders of record at the close of business on August 24, 2023.

The Company also announced today that it has entered into a new long-term master lease agreement with AT&T, Inc. (the “MLA”). The comprehensive MLA will streamline AT&T’s deployment of 5G and other next generation technology across SBA’s extensive US tower portfolio, mutually benefitting both companies through securing a committed operating relationship for years into the future.

“We posted good financial results for the second quarter, exceeding estimates and our own expectations,” stated Jeffrey A. Stoops, President and Chief Executive Officer. “Customer activity varied by region, with US customers a little less active in the aggregate with their wireless networks than we expected, and international customers a little more active in the aggregate than we expected. Combined, we posted solid growth in site leasing revenue and Tower Cash Flow. We continue to execute very well, growing both our Tower Cash Flow and Adjusted EBITDA margins on a year-over-year basis. We generated solid AFFO in the quarter, providing ample cash for discretionary spending. During the quarter, we dedicated the majority of our discretionary spending to retire floating-rate indebtedness, resulting in quarter-end net debt to Adjusted EBITDA of 6.6x, our lowest leverage ratio in decades. We are also very pleased to announce our newly signed master lease agreement with AT&T. This agreement serves to expand upon our existing strong relationship with AT&T, providing for future leasing growth from AT&T at our tower sites and enhancing efficiencies in the day-to-day operations between our two companies. We are excited about this next phase in our relationship. Based on second quarter results, our current expectations for the remainder of 2023 and our new MLA with AT&T, we have adjusted our full year outlook in a number of areas, including increases to Site Leasing Revenue, Tower Cash Flow, Adjusted EBITDA, AFFO and AFFO per share.”

Operating Results

The table below details select financial results for the three months ended June 30, 2023 and comparisons to the prior year period.

					% Change
					excluding
	Q2 2023	Q2 2022	$ Change	% Change	FX (1)
Consolidated	($ in millions, except per share amounts)
Site leasing revenue	$626.1	$580.2	$45.9	7.9%	8.6%
Site development revenue	52.4	71.8	(19.4)	(27.1%)	(27.1%)
Tower cash flow (1)	503.5	459.6	43.9	9.6%	10.2%
Net income	202.0	69.2	132.8	191.9%	57.1%
Earnings per share - diluted	1.87	0.64	1.23	194.2%	58.3%
Adjusted EBITDA (1)	471.7	437.8	33.9	7.8%	8.4%
AFFO (1)	352.7	335.3	17.4	5.2%	6.0%
AFFO per share (1)	3.24	3.07	0.17	5.5%	6.2%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

Total revenues in the second quarter of 2023 were $678.5 million compared to $652.0 million in the prior year period, an increase of 4.1%. Site leasing revenue in the second quarter of 2023 of $626.1 million was comprised of domestic site leasing revenue of $456.8 million and international site leasing revenue of $169.4 million. Domestic cash site leasing revenue in the second quarter of 2023 was $450.3 million compared to $431.8 million in the prior year period, an increase of 4.3%. International cash site leasing revenue in the second quarter of 2023 was $168.4 million compared to $138.6 million in the prior year period, an increase of 21.5%, or 24.6% on a constant currency basis. Site development revenues in the second quarter of 2023 were $52.4 million compared to $71.8 million in the prior year period, a decrease of 27.1%.

Site leasing operating profit in the second quarter of 2023 was $511.1 million, an increase of 9.0% over the prior year period. Site leasing contributed 97.5% of the Company’s total operating profit in the second quarter of 2023. Domestic site leasing segment operating profit in the second quarter of 2023 was $392.3 million, an increase of 4.3% over the prior year period. International site leasing segment operating profit in the second quarter of 2023 was $118.8 million, an increase of 28.6% from the prior year period.

Tower Cash Flow in the second quarter of 2023 of $503.5 million was comprised of Domestic Tower Cash Flow of $385.0 million and International Tower Cash Flow of $118.5 million. Domestic Tower Cash Flow in the second quarter of 2023 increased 5.1% over the prior year period and International Tower Cash Flow increased 27.2% over the prior year period, or increased 30.4% on a constant currency basis. Tower Cash Flow Margin was 81.4% in the second quarter of 2023, as compared to 80.6% for the prior year period.

Net income in the second quarter of 2023 was $202.0 million, or $1.87 per share, and included a $27.8 million gain, net of taxes, on the currency-related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries. Net income in the second quarter of 2022 was $69.2 million, or $0.64 per share, and included a $43.1 million loss, net of taxes, on the currency-related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries.

Adjusted EBITDA in the second quarter of 2023 was $471.7 million, a 7.8% increase over the prior year period. Adjusted EBITDA Margin in the second quarter of 2023 was 70.3% compared to 68.2% in the prior year period.

Net Cash Interest Expense in the second quarter of 2023 was $96.6 million compared to $82.8 million in the prior year period, an increase of 16.7%.

AFFO in the second quarter of 2023 was $352.7 million, a 5.2% increase over the prior year period. AFFO per share in the second quarter of 2023 was $3.24, a 5.5% increase over the prior year period.

Investing Activities

During the second quarter of 2023, SBA acquired 9 communication sites for total cash consideration of $7.2 million. SBA also built 64 towers during the second quarter of 2023. As of June 30, 2023, SBA owned or operated 39,426 communication sites, 17,426 of which are located in the United States and its territories and 22,000 of which are located internationally. In addition, the Company spent $10.1 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the second quarter of 2023 were $83.3 million, consisting of $14.7 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $68.6 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the second quarter of 2023, the Company purchased or is under contract to purchase 134 communication sites for an aggregate consideration of $72.9 million in cash. The Company anticipates that these acquisitions will be consummated by the end of 2023.

Financing Activities and Liquidity

SBA ended the second quarter of 2023 with $12.7 billion of total debt, $9.7 billion of total secured debt, $273.6 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $12.4 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 6.6x and 5.0x, respectively.

As of the date of this press release, the Company had $360.0 million outstanding under its $1.5 billion Revolving Credit Facility.

The Company did not repurchase any shares of its Class A common stock during the second quarter of 2023. As of the date of this filing, the Company has $504.7 million of authorization remaining under its approved repurchase plan.

In the second quarter of 2023, the Company declared and paid a cash dividend of $92.1 million.

Outlook

The Company is updating its full year 2023 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2023 Outlook assumes the acquisitions of only those communication sites under contract and anticipated to close at the time of this press release. The Company may spend additional capital in 2023 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2023 guidance. The Outlook also does not contemplate any additional repurchases of the Company’s stock or new debt financings during 2023, although the Company may ultimately spend capital to repurchase additional stock or issue new debt during the remainder of the year.

The Company’s Outlook assumes an average foreign currency exchange rate of 4.90 Brazilian Reais to 1.0 U.S. Dollar, 1.32 Canadian Dollars to 1.0 U.S. Dollar, 2,400 Tanzanian shillings to 1.0 U.S. Dollar, and 18.60 South African Rand to 1.0 U.S. Dollar throughout the last two quarters of 2023.

					Change from
				Change from	May 1, 2023
				May 1, 2023	Outlook
(in millions, except per share amounts)	Full Year 2023			Outlook (7)	Excluding FX
Site leasing revenue (1)	$2,502.0	to	$2,522.0	$21.0	$12.0
Site development revenue	$205.0	to	$225.0	$—	$—
Total revenues	$2,707.0	to	$2,747.0	$21.0	$12.0
Tower Cash Flow (2)	$2,004.0	to	$2,024.0	$26.0	$19.5
Adjusted EBITDA (2)	$1,878.0	to	$1,898.0	$23.0	$17.0
Net cash interest expense (3)	$380.0	to	$385.0	$2.0	$2.0
Non-discretionary cash capital expenditures (4)	$52.0	to	$62.0	$(2.0)	$(2.0)
AFFO (2)	$1,396.0	to	$1,436.0	$22.0	$17.5
AFFO per share (2) (5)	$12.80	to	$13.16	$0.25	$0.20
Discretionary cash capital expenditures (6)	$335.0	to	$355.0	$5.0	$4.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)

Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 109.1 million. Outlook does not include the impact of any potential future repurchases of the Company’s stock during 2023.

(6)

Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

(7)	Changes from prior outlook are measured based on the midpoint of outlook ranges provided.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, July 31, 2023 at 5:00 PM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, July 31, 2023 at 5:00 PM (EDT)
Dial-in Number:	(877) 692-8955
Access Code:	7464269
Conference Name:	SBA Second quarter 2023 results
Replay Available:	July 31, 2023 at 11:00 PM to August 14, 2023 at 12:00 AM (TZ: Eastern)
Replay Number:	(866) 207-1041 – Access Code: 3711070
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release and the Company’s earnings call include forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) execution of the Company’s growth strategies and the impacts to its financial performance, (ii) future discretionary spending and the sufficiency of the Company’s cash position, (iii) the Company’s outlook for financial and operational performance in 2023, the assumptions it made and the drivers contributing to its updated full year guidance, (iv) the impact of the new MLA with AT&T on the Company’s financial and operational performance, (v) the timing of closing for currently pending acquisitions, (vi) the Company’s tower portfolio growth and positioning for future growth, (vii) foreign exchange rates and their impact on the Company’s financial and operational guidance and the Company’s updated 2023 Outlook.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the impact of recent macro-economic conditions, including increasing interest rates, inflation and financial market volatility on (a) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (b) the Company’s business and results of operations, and on foreign currency exchange rates and (c) consumer demand for wireless services, (2) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, South Africa, Tanzania, and in other international markets; (3) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the Company’s ability to manage expenses and cash capital expenditures at anticipated levels; (6) the impact of continued consolidation among wireless service providers in the U.S. and internationally, on the Company’s leasing revenue and the ability of Dish to compete as a nationwide carrier; (7) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (8) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (11) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, availability of labor and supplies, and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2023; and (12) the Company’s ability to meet its total portfolio growth, which will depend, in addition to the new build risks, on the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth, competition from third parties for such acquisitions and our ability to negotiate the terms of, and acquire, these potential tower portfolios on terms that meet our internal return criteria.

With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration, its ability to accurately anticipate the future performance of the acquired towers and any challenges or costs associated with the integration of such towers. With respect to the repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes. Furthermore, the Company’s forward-looking statements and its 2023 outlook assumes that the Company continues to qualify for treatment as a REIT for U.S. federal income tax purposes and that the Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a leading independent owner and operator of wireless communications infrastructure including towers, buildings, rooftops, distributed antenna systems (DAS) and small cells. With a portfolio of more than 39,000 communications sites in 16 markets throughout the Americas, Africa and the Philippines, SBA is listed on NASDAQ under the symbol SBAC. Our organization is part of the S&P 500 and is one of the top Real Estate Investment Trusts (REITs) by market capitalization. For more information, please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2023	2022	2023	2022
Revenues:
Site leasing	$626,143	$580,233	$1,243,411	$1,139,665
Site development	52,357	71,773	110,605	132,111

Total revenues	678,500	652,006	1,354,016	1,271,776

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	115,014	111,515	235,133	218,670
Cost of site development	39,236	54,497	83,421	100,269
Selling, general, and administrative expenses (1)	63,383	63,274	135,592	125,398
Acquisition and new business initiatives related adjustments and expenses	4,953	6,829	11,010	11,933
Asset impairment and decommission costs	32,867	8,521	59,257	17,033
Depreciation, accretion, and amortization	181,820	176,392	364,235	350,716

Total operating expenses	437,273	421,028	888,648	824,019

Operating income	241,227	230,978	465,368	447,757

Other income (expense):
Interest income	4,683	1,517	7,498	4,020
Interest expense	(101,288)	(84,315)	(202,514)	(166,566)
Non-cash interest expense	(7,518)	(11,529)	(21,757)	(23,054)
Amortization of deferred financing fees	(5,044)	(4,922)	(10,032)	(9,804)
Other income (expense), net	40,732	(66,141)	78,293	42,019

Total other expense, net	(68,435)	(165,390)	(148,512)	(153,385)

Income before income taxes	172,792	65,588	316,856	294,372
Benefit (provision) for income taxes	29,178	3,563	(14,331)	(36,914)

Net income	201,970	69,151	302,525	257,458
Net loss attributable to noncontrolling interests	1,678	365	2,340	682

Net income attributable to SBA Communications Corporation	$203,648	$69,516	$304,865	$258,140

Net income per common share attributable to SBA Communications Corporation:
Basic	$1.88	$0.64	$2.82	$2.39

Diluted	$1.87	$0.64	$2.79	$2.36

Weighted-average number of common shares
Basic	108,355	107,850	108,244	107,966

Diluted	108,884	109,347	109,078	109,443

(1)

Includes non-cash compensation of $17,566 and $23,248 for the three months ended June 30, 2023 and 2022, respectively, and $43,094 and $47,364 for the six months ended June 30, 2023, and 2022, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	June 30,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$179,169	$143,708
Restricted cash	72,077	41,959
Accounts receivable, net	160,311	184,368
Costs and estimated earnings in excess of billings on uncompleted contracts	42,146	79,549
Prepaid expenses and other current assets	64,914	33,149

Total current assets	518,617	482,733
Property and equipment, net	2,712,201	2,713,727
Intangible assets, net	2,628,077	2,776,472
Operating lease right-of-use assets, net	2,362,254	2,381,955
Acquired and other right-of-use assets, net	1,528,070	1,507,781
Other assets	855,251	722,373

Total assets	$10,604,470	$10,585,041

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$47,027	$51,427
Accrued expenses	84,121	101,484
Current maturities of long-term debt	24,000	24,000
Deferred revenue	230,072	154,553
Accrued interest	55,104	54,173
Current lease liabilities	274,828	262,365
Other current liabilities	23,237	48,762

Total current liabilities	738,389	696,764
Long-term liabilities:
Long-term debt, net	12,571,931	12,844,162
Long-term lease liabilities	2,018,065	2,040,628
Other long-term liabilities	330,842	248,067

Total long-term liabilities	14,920,838	15,132,857
Redeemable noncontrolling interests	37,573	31,735
Shareholders’ deficit:
Preferred stock - par value $0.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $0.01, 400,000 shares authorized, 108,381 shares and 107,997 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	1,084	1,080
Additional paid-in capital	2,824,994	2,795,176
Accumulated deficit	(7,362,838)	(7,482,061)
Accumulated other comprehensive loss, net	(555,570)	(590,510)

Total shareholders’ deficit	(5,092,330)	(5,276,315)

Total liabilities, redeemable noncontrolling interests, and shareholders’ deficit	$10,604,470	$10,585,041

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$201,970	$69,151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	181,820	176,392
(Gain) loss on remeasurement of U.S. denominated intercompany loans	(43,336)	63,716
Non-cash compensation expense	18,252	23,900
Non-cash asset impairment and decommission costs	25,367	8,598
Deferred and non-cash income tax benefit	(36,578)	(11,250)
Other non-cash items reflected in the Statements of Operations	20,206	19,067
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	40,463	1,734
Prepaid expenses and other assets	(13,753)	(12,604)
Operating lease right-of-use assets, net	37,774	35,498
Accounts payable and accrued expenses	(15,600)	3,938
Accrued interest	27,024	27,136
Long-term lease liabilities	(34,492)	(31,952)
Other liabilities	77,816	(1,209)

Net cash provided by operating activities	486,933	372,115

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(19,808)	(138,397)
Capital expenditures	(63,448)	(52,963)
Purchase of investments, net	(20,141)	(38,823)
Other investing activities	(8,188)	369

Net cash used in investing activities	(111,585)	(229,814)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under Revolving Credit Facility	(225,000)	(150,000)
Payment of dividends on common stock	(92,137)	(76,565)
Proceeds from employee stock purchase/stock option plans	7,366	9,405
Payments related to taxes on net settlement of stock options and restricted stock units	(719)	(394)
Other financing activities	(3,670)	(6,700)

Net cash used in financing activities	(314,160)	(224,254)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,139	(3,507)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	62,327	(85,460)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	193,182	336,438

End of period	$255,509	$250,978

Selected Capital Expenditure Detail

	For the three	For the six
	months ended	months ended
	June 30, 2023	June 30, 2023

	(in thousands)
Construction and related costs	$25,013	$46,579
Augmentation and tower upgrades	23,701	39,492
Non-discretionary capital expenditures:
Tower maintenance	13,396	24,139
General corporate	1,338	2,373

Total non-discretionary capital expenditures	14,734	26,512

Total capital expenditures	$63,448	$112,583

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at March 31, 2023	17,418	21,944	39,362
Sites acquired during the second quarter	9	—	9
Sites built during the second quarter	2	62	64
Sites decommissioned/reclassified during the second quarter	(3)	(6)	(9)

Sites owned at June 30, 2023	17,426	22,000	39,426

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended June 30,		ended June 30,		ended June 30,
	2023	2022	2023	2022	2023	2022

	(in thousands)
Segment revenue	$456,754	$442,084	$169,389	$138,149	$52,357	$71,773
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(64,434)	(65,768)	(50,580)	(45,747)	(39,236)	(54,497)

Segment operating profit	$392,320	$376,316	$118,809	$92,402	$13,121	$17,276

Segment operating profit margin	85.9%	85.1%	70.1%	66.9%	25.1%	24.1%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin; (ii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iii) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); and (v) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition.

Specifically, we believe that:

(1)    Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2)    Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3)    FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of (1) our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4)    Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5)     Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2020 Senior Notes and 2021 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the financial metrics listed in the table below by dividing the current period’s financial results by the average monthly exchange rates of the prior year period, and by eliminating the impact of the remeasurement of our intercompany loans. The table below provides the reconciliation of the reported growth rate year-over-year of each of such measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure.

	Second quarter
	2023 year	Foreign	Growth excluding
	over year	currency	foreign
	growth rate	impact	currency impact
Total site leasing revenue	7.9%	(0.7%)	8.6%
Total cash site leasing revenue	8.5%	(0.7%)	9.2%
Int’l cash site leasing revenue	21.5%	(3.1%)	24.6%
Total site leasing segment operating profit	9.0%	(0.7%)	9.7%
Int’l site leasing segment operating profit	28.6%	(3.2%)	31.8%
Total site leasing tower cash flow	9.6%	(0.6%)	10.2%
Int’l site leasing tower cash flow	27.2%	(3.2%)	30.4%
Net income	191.9%	134.8%	57.1%
Earnings per share - diluted	194.2%	135.9%	58.3%
Adjusted EBITDA	7.8%	(0.6%)	8.4%
AFFO	5.2%	(0.8%)	6.0%
AFFO per share	5.5%	(0.7%)	6.2%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The table below sets forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended June 30,		ended June 30,		ended June 30,
	2023	2022	2023	2022	2023	2022

	(in thousands)
Site leasing revenue	$456,754	$442,084	$169,389	$138,149	$626,143	$580,233
Non-cash straight-line leasing revenue	(6,475)	(10,267)	(1,005)	421	(7,480)	(9,846)

Cash site leasing revenue	450,279	431,817	168,384	138,570	618,663	570,387
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(64,434)	(65,768)	(50,580)	(45,747)	(115,014)	(111,515)
Non-cash straight-line ground lease expense	(814)	413	654	308	(160)	721

Tower Cash Flow	$385,031	$366,462	$118,458	$93,131	$503,489	$459,593

Tower Cash Flow Margin	85.5%	84.9%	70.3%	67.2%	81.4%	80.6%

Forecasted Tower Cash Flow for Full Year 2023

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2023:

	Full Year 2023
	(in millions)
Site leasing revenue	$2,502.0	to	$2,522.0
Non-cash straight-line leasing revenue	(26.0)	to	(21.0)

Cash site leasing revenue	2,476.0	to	2,501.0
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(468.5)	to	(478.5)
Non-cash straight-line ground lease expense	(3.5)	to	1.5

Tower Cash Flow	$2,004.0	to	$2,024.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended June 30,
	2023	2022

	(in thousands)
Net income	$201,970	$69,151
Non-cash straight-line leasing revenue	(7,480)	(9,846)
Non-cash straight-line ground lease expense	(160)	721
Non-cash compensation	18,252	23,900
Other (income) expense, net	(40,732)	66,141
Acquisition and new business initiatives related adjustments and expenses	4,953	6,829
Asset impairment and decommission costs	32,867	8,521
Interest income	(4,683)	(1,517)
Total interest expense (1)	113,850	100,766
Depreciation, accretion, and amortization	181,820	176,392
Benefit for taxes (2)	(28,937)	(3,302)

Adjusted EBITDA	$471,720	$437,756

Annualized Adjusted EBITDA (3)	$1,886,880	$1,751,024

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)

For the three months ended June 30, 2023 and 2022, these amounts included $241 and $261, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended June 30,
	2023	2022

	(in thousands)
Total revenues	$678,500	$652,006
Non-cash straight-line leasing revenue	(7,480)	(9,846)

Total revenues minus non-cash straight-line leasing revenue	$671,020	$642,160

Adjusted EBITDA	$471,720	$437,756

Adjusted EBITDA Margin	70.3%	68.2%

Forecasted Adjusted EBITDA for Full Year 2023

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2023:

	Full Year 2023
	(in millions)
Net income	$549.5	to	$594.5
Non-cash straight-line leasing revenue	(26.0)	to	(21.0)
Non-cash straight-line ground lease expense	(3.5)	to	1.5
Non-cash compensation	85.0	to	80.0
Other income, net	(58.0)	to	(58.0)
Acquisition and new business initiatives related adjustments and expenses	25.5	to	20.5
Asset impairment and decommission costs	112.0	to	107.0
Interest income	(17.5)	to	(12.5)
Total interest expense (1)	459.5	to	449.5
Depreciation, accretion, and amortization	716.5	to	706.5
Provision for taxes (2)	35.0	to	30.0

Adjusted EBITDA	$1,878.0	to	$1,898.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes, which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share

The tables below set forth the reconciliations of FFO, AFFO, and AFFO per share to their most comparable GAAP measurement.

	For the three months
	ended June 30,
	2023		2022
	(in thousands)	($ per share)	(in thousands)	($ per share)
Net income	$201,970	$1.85	$69,151	$0.63
Real estate related depreciation, amortization, and accretion	180,118	1.65	175,190	1.60
Asset impairment and decommission costs	32,867	0.30	8,521	0.08

FFO	$414,955	$3.80	$252,862	$2.31
Adjustments to FFO:
Non-cash straight-line leasing revenue	(7,480)	(0.07)	(9,846)	(0.09)
Non-cash straight-line ground lease expense	(160)	—	721	0.01
Non-cash compensation	18,252	0.17	23,900	0.22
Adjustment for non-cash portion of tax benefit	(36,578)	(0.34)	(11,250)	(0.10)
Non-real estate related depreciation, amortization, and accretion	1,702	0.02	1,202	0.01
Amortization of deferred financing costs and debt discounts and non-cash interest expense	12,562	0.12	16,451	0.15
Other (income) expense, net	(40,732)	(0.37)	66,141	0.61
Acquisition and new business initiatives related adjustments and expenses	4,953	0.05	6,829	0.06
Non-discretionary cash capital expenditures	(14,734)	(0.14)	(11,737)	(0.11)

AFFO	$352,740	$3.24	$335,273	$3.07
Adjustments for joint venture partner interest	(1,829)	(0.02)	(971)	(0.01)

AFFO attributable to SBA Communications Corporation	$350,911	$3.22	$334,302	$3.06

Diluted weighted average number of common shares		108,884		109,347

Forecasted AFFO for the Full Year 2023

The tables below set forth the reconciliations of the forecasted AFFO and AFFO per share set forth in the Outlook section to their most comparable GAAP measurements for the full year 2023:

(in millions, except per share amounts)	Full Year 2023
	(in millions)			($ per share)
Net income	$549.5	to	$594.5	$5.04	to	$5.45
Real estate related depreciation, amortization, and accretion	706.5	to	701.5	6.48	to	6.43
Asset impairment and decommission costs	112.0	to	107.0	1.03	to	0.98

FFO	$1,368.0	to	$1,403.0	$12.55	to	$12.86
Adjustments to FFO:
Non-cash straight-line leasing revenue	(26.0)	to	(21.0)	(0.24)	to	(0.19)
Non-cash straight-line ground lease expense	(3.5)	to	1.5	(0.03)	to	0.01
Non-cash compensation	85.0	to	80.0	0.78	to	0.73
Non-real estate related depreciation, amortization, and accretion	10.0	to	5.0	0.09	to	0.05
Amortization of deferred financing costs and debt discounts and non-cash interest expense	57.0	to	57.0	0.52	to	0.52
Other income, net	(58.0)	to	(58.0)	(0.53)	to	(0.53)
Acquisition and new business initiatives related adjustments and expenses	25.5	to	20.5	0.23	to	0.19
Non-discretionary cash capital expenditures	(62.0)	to	(52.0)	(0.57)	to	(0.48)

AFFO	$1,396.0	to	$1,436.0	$12.80	to	$13.16
Adjustments for joint venture partner interest	(5.0)	to	(5.0)	(0.05)	to	(0.05)

AFFO attributable to SBA Communications Corporation	$1,391.0	to	$1,431.0	$12.75	to	$13.11

Diluted weighted average number of common shares (1)				109.1	to	109.1

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2023.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

June 30,
2023
(in thousands)
2014-2C Tower Securities	$620,000
2019-1C Tower Securities	1,165,000
2020-1C Tower Securities	750,000
2020-2C Tower Securities	600,000
2021-1C Tower Securities	1,165,000
2021-2C Tower Securities	895,000
2021-3C Tower Securities	895,000
2022-1C Tower Securities	850,000
Revolving Credit Facility	450,000
2018 Term Loan	2,280,000

Total secured debt	9,670,000
2020 Senior Notes	1,500,000
2021 Senior Notes	1,500,000

Total unsecured debt	3,000,000

Total debt	$12,670,000

Leverage Ratio
Total debt	$12,670,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(273,625)

Net debt	$12,396,375

Divided by: Annualized Adjusted EBITDA	$1,886,880

Leverage Ratio	6.6x

Secured Leverage Ratio
Total secured debt	$9,670,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(273,625)

Net Secured Debt	$9,396,375

Divided by: Annualized Adjusted EBITDA	$1,886,880

Secured Leverage Ratio	5.0x